Exhibit 99.2
NEWS RELEASE — for immediate release
Alexza Completes Enrollment in Phase 2a
Clinical Trial with AZ-002 (Staccato® Alprazolam) in Panic Disorder Patients
Initial Results Expected to be Reported in Q2 2008
Mountain View, California — April 30, 2008 — Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has completed the enrollment in its Phase 2a proof-of-concept clinical trial with AZ-002 (Staccato® alprazolam) in patients with panic disorder. AZ-002 is an inhalation product candidate being developed for the acute treatment of panic attacks associated with panic disorder.AZ-002 is being developed through Symphony Allegro, a development collaboration formed between Alexza and Symphony Capital in 2006.
The AZ-002 Phase 2a clinical trial was an in-clinic proof of concept study. It was a four-center, randomized, double-blind, placebo-controlled evaluation of 49 patients with panic disorder. The primary aim of the clinical trial was to assess the safety and efficacy of a single dose of AZ-002 in treating a pharmacologically-induced panic attack. Differences versus placebo in the intensity and the duration of a panic attack, measured at multiple time points during the study using psychological and physiological measurements, will be used to assess the safety and efficacy of AZ-002. Alexza projects that the initial results will be reported before the end of Q2 2008.
About Panic Attacks
According to the National Institute of Mental Health, approximately 2.4 million people in the United States suffer from panic disorder, a condition characterized by the frequent and sudden occurrence of panic attacks. The physical and emotional symptoms of a panic attack have many variations, but often begin rapidly, peak within 10 minutes and last about 30 minutes. There are currently no drugs approved for the acute treatment of panic attacks. Oral formulations of drugs like alprazolam are approved for chronic use to treat panic disorder. These drugs are intended to reduce the frequency of panic attacks, but they do not typically eliminate their occurrence.

About AZ-002 (Staccato alprazolam)
AZ-002 is the combination of Alexza’s proprietary Staccato system with alprazolam, a drug belonging to the class of compounds known as benzodiazepines. In a dose-escalation Phase 1 clinical trial, AZ-002 was generally well tolerated at all doses tested (0.125 to 2 mg) and there were no serious adverse events. Across all doses, pharmacokinetic analyses revealed that peak plasma levels were generally reached within the first few minutes after dosing. Alexza believes the non-invasive nature and rapid pharmacokinetic properties resulting from administration via the Staccato system make AZ-002, if approved for marketing, a viable product candidate for the acute treatment of panic attacks.
About Symphony Allegro
In December 2006, Alexza entered into a collaboration with Symphony Capital LLC, a biotech-focused private equity firm. Under the terms of the agreement, Alexza and Symphony Capital established Symphony Allegro, Inc., which is providing funding to Alexza to accelerate clinical and other related development activities of Staccato alprazolam (AZ-002) and Staccato loxapine (AZ-004 and AZ-104). Alexza has granted a license to certain intellectual property rights for the selected product candidates. Through a purchase option, Alexza retains the exclusive right, but not the obligation, to acquire 100% of the equity of Symphony Allegro at specified prices during the term of the agreement. If Alexza chooses not to exercise the purchase option, Symphony Allegro retains the rights to the product candidates. The term of the agreement is up to four years.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is an emerging specialty pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
Alexza has six product candidates in clinical development. Alexza’s lead program, AZ-004 (Staccato loxapine) for the treatment of acute agitation in schizophrenic or bipolar disorder patients, is in Phase 3 testing. AZ-001 (Staccato prochlorperazine) for the acute treatment of migraine headaches has completed Phase 2 testing. AZ-104 (Staccato loxapine) for the acute treatment of migraine headaches and AZ-002 (Staccato alprazolam) for the acute treatment of panic attacks associated with panic disorder are in Phase 2 testing. Product candidates in Phase 1 testing include AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain, which is partnered with Endo Pharmaceuticals in North America, and AZ-007

(Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza is available online at www.alexza.com.
Safe Harbor Statement
This press release includes forward-looking statements regarding the potential timing of the announcement of results of the AZ-002 Phase 2a clinical trial, potential benefits of AZ-002, future development of the Company’s product candidates and safety of the Company’s products and technologies. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings “Failure or delay in commencing or completing clinical trials for our product candidates could harm our business” and “If our product candidates do not meet safety and efficacy endpoints in clinical trials, they will not receive regulatory approval, and we will be unable to market them”. Forward-looking statements contained in this announcement are made as of this date and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King
President & CEO
650-994-7634
tking@alexza.com